Exhibit 10.14

FIRST AMENDMENT TO THE
P.H. GLATFELTER COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(Amended and Restated Effective June 1, 2019)

THIS FIRST AMENDMENT (this “Amendment”) to the P.H. Glatfelter Company Supplemental Executive Retirement Plan (the “Plan”) is made by Glatfelter Corporation (f/k/a P.H. Glatfelter Company), a Pennsylvania corporation (the “Company”), effective as of November 4, 2024 (the “Effective Date”).

RECITALS

WHEREAS, the Company maintains the Plan for the benefit of eligible employees;

WHEREAS, Section 8.1 of the Plan provides that the Company has the authority to amend the Plan at any time;

WHEREAS, the Company wishes to amend the Plan to provide that the rabbi trust funding requirements under the Plan will not apply to that certain Change in Control that will occur upon the consummation of the merger of Berry Global, Inc.’s health, hygiene, non-wovens and films business with the Company and that the rabbi trust funding requirements will apply for any future Change in Control;

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	Section 3.3 of the Plan is amended and restated in its entirety to read as follows:

“3.3.       Change in Control. Notwithstanding anything to the contrary contained in this

Article III or any other portion of the Plan, when a Change in Control occurs, the right to receive benefits under this Plan for each Employee who is a Participant in the Plan on the date such change occurs shall become fixed and nonforfeitable with respect to his Accrued Benefit on such date, and shall not be subsequently divested. All discretion of the Committee regarding the forfeiture or termination of a Participant's participation or benefits as provided under Section 3.2 shall be eliminated upon such Change in Control, and the Applicable Percentage of each Participant's Final Average Compensation Pension (see Section 5.l(b)) shall be fixed at fifty-five percent (55%). Also, within five (5) days following such Change in Control the Company shall fund the Trust with sufficient assets to pay the Accrued Benefits of all Participants under the Plan. Notwithstanding the foregoing, the immediately foregoing Trust funding requirement shall not apply to a Change in Control occurring upon the consummation of the transactions (the “RMT Transaction”) contemplated by that certain RMT Transaction Agreement, dated as of February 6, 2024, by and among the Company, Treasure Merger Sub I, Inc., a Delaware corporation, Treasure Merger Sub II, LLC, a Delaware limited liability company, Berry Global Group, Inc. a Delaware corporation and Treasure Holdco, Inc., a Delaware corporation. For the avoidance of doubt, the Trust funding requirements set forth in this Section 3.3 shall apply to any Change in Control that occurs other than the RMT Transaction.”

2.	Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

3.	Except as otherwise provided herein, the provisions of the Plan will remain in full force and effect and is ratified in all respects.

IN WITNESS WHEREOF, the Company has caused its duly authorized member to execute this Amendment on the date written below.

GLATFELTER CORPORATION

By:	/s/ Eileen L. Beck

Name:	Eileen L. Beck, Senior Vice Preseident, Global Human Resources & Administration

Date:	November 4, 2024